Exhibit 10.26

OFFER and SEPARATION AGREEMENT AND GENERAL RELEASE

OFFER

To: Douglas W. Fehr

The first three pages of this document constitute an offer to you by Black Elk Energy Offshore Operations, LLC (“the Company”) in connection with your separation from employment. The remainder of this document is a Separation Agreement and General Release for you to sign if you accept the Company’s offer. One of the promises in the agreement is that you will not make any statement that defames or disparages the Company. It is important that you read and understand the terms of this document in full and that if you decide to accept the Company’s offer and sign the Separation Agreement and General Release; you do so knowingly and voluntarily. To enable you to do that, we suggest you consult with an attorney about this document and your rights before signing it. By signing the Separation Agreement and General Release, you will not waive or give up any rights or claims you may have against the Company that arise after the date that you sign this Agreement.

The Company’s offer as described in this document will be open and effective for forty-five (45) days from the date shown below as the “effective date.” You may elect to accept or reject this offer within that time period. If you do nothing within the 45-day period, the offer will be considered automatically withdrawn by the Company.

If you accept the offer and sign the Separation Agreement and General Release, you will have seven (7) days following the date you sign to change your mind and revoke the Agreement. In other words, the Agreement will not be in effect until seven (7) days have passed following the date you sign.

Consideration for Release

As a result of the termination of your employment with the Company effective March 1, 2013, you will receive payment for wages earned through March 1, 2013, the end of the pay period in which your termination occurred, and payment for any accrued, unused vacation leave. These items, and your rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), are yours, even if you decide not to sign the attached Separation Agreement and General Release.

However, if you decide to sign the attached Separation Agreement and General Release and waive the rights described therein, the Company will provide the following severance benefits to you:

•

6 months (“the Severance Period”) of additional severance pay, less applicable required withholdings. The Company will make these severance payments to you beginning on the Company’s first regular pay date following the expiration of the 7-day revocation period after you sign the Separation Agreement and General Release.

•

According to the Company’s records, you hold an 8.312 percent Employee Interest in Black Elk Employee Incentive, LLC. Your Employee Interest will terminate with the termination of your employment with the Company, unless the Board of Managers of the Company and the Managers of Black Elk Employee Incentive, LLC , in their sole discretion, determine otherwise. Provided that you execute this Agreement within 45 days after you receive it and do not exercise your revocation rights within the 7-day period after you sign it, the Board of Managers of the Company and the Managers of Black Elk Employee Incentive, LLC, will consent to your retaining your Employee Interest even though you are no longer an employee of the Company as of the Separation Date.

By signing this document on behalf of the Company, I am conveying the Company’s offer to you. If you decide to accept the offer, please sign the Separation Agreement and General Release in the appropriate place within forty-five days (45) days and return it to Mary Patterson at the following address: Black Elk Energy, LLC, 11451 Katy Freeway, Suite 500, Houston, TX 77079.

/s/ John G. Hoffman
John G. Hoffman, CEO
Black Elk Energy, LLC
11451 Katy Freeway, Suite 500
Houston, TX 77079

Effective Date: March 1, 2013

SEPARATION AGREEMENT AND GENERAL RELEASE

In consideration of the payments described below, I, Douglas W. Fehr, agree as follows:

1. I (for myself, my heirs, executors, administrators, legal representatives and assigns) hereby release and forever discharge Black Elk Energy Offshore Operations, LLC (the “Company”), Black Elk Employee Incentive, LLC (“BEEI”), and Black Elk Energy, LLC (“BEE”), and each of their respective affiliates and subsidiaries, and each of their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company, BEEI, or BEE, or any of their affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Black Elk Parties”), from liability for, and hereby waive, all claims, damages, or causes of action of any kind that I have, or could have, against any Black Elk Party, including without limitation all claims, damages, or causes of action arising out of or relating to my employment with any Black Elk Party, the termination of such employment, or any other acts or omissions related to any matter occurring on or prior to the date that I execute this Agreement, including without limitation any claims I may have arising under any federal, state, or local law or regulation, including, but not limited to, claims of discrimination on the basis of sex, race, color, religion, creed, national origin, age, disability, genetic information, or any other protected status, claims of harassment or hostile work environment, wrongful termination, retaliation, reprisal, whistle blowing, defamation, and intentional infliction of emotional distress, and particularly any rights I may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Texas Labor Code, including without limitation Chapter 21 thereof (collectively, the “Released Claims”). I acknowledge and understand that I waive my right to recover any damages, penalties, interest, lost wages, bonuses, attorneys’ fees or costs in connection with the Released Claims, whether through an action brought by me or any other person, entity or agency.

2. I have granted the release set forth above in consideration of the Company’s agreement to provide me the following severance benefits, which I would not otherwise be entitled to receive:

•

In consideration of your acceptance of this Agreement, the Company will pay you six (6) months of salary at your current rate of $11,979.17 per pay period (“the Severance Period”), less taxes and other withholdings as may be required by federal, state, or local regulation or ruling, to be paid in accordance with the Company’s regular payroll practices, beginning on the first regular pay date following the expiration of the 7-day revocation period after you sign this Separation Agreement and General Release.

•

According to the Company’s records, you hold an 8.312 percent Employee Interest (as defined in the Amended and Restated Company Agreement of Black Elk Employee Incentive LLC (the “BEEI LLC Agreement”)) in Black Elk Employee Incentive, LLC (“BEEI”), that you received pursuant to the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan (the “Incentive Plan”), the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan Grant (the “Grant”), and the Employee Incentive Award Grant Agreement executed by the Company, BEEI, and you (the “Award Grant Agreement”) (the Incentive Plan, the Grant, the Award Grant Agreement, and that certain BEEI LLC Agreement, collectively, the “BEEI Agreements”). Under the terms of the BEEI Agreements, the termination of your employment with the Company, for any reason or no reason, will terminate your ownership of any BEEI Employee Interest and your membership in BEEI, unless the Board of Managers of the Company and the Managers of BEEI, in their sole discretion, determine otherwise.

•

Provided that you execute this Agreement within 45 days after you receive it and do not exercise your revocation rights within the 7-day period after you sign it, the Board of Managers of the Company, as provided for in the Incentive Plan, the Grant, and the Award Grant Agreement, and the Managers of BEEI, as provided for in Section 5.3 of the BEEI LLC Agreement, will execute the documents attached to the Separation Agreement and General Release as Exhibits [A] and [B], as applicable, and thereby consent to your retaining your BEEI Employee Interest even though you are no longer an employee of the Company as of the Separation Date. A copy of the consent to be executed by the Board of Managers of the Company is attached hereto as Exhibit [A]. A copy of the consent to be executed by the Managers of BEEI is attached hereto as Exhibit [B].

I recognize that I am not entitled to automatically receive these severance benefits upon termination and that the Company is agreeing to make them solely in exchange for the release set forth above. I also acknowledge that I have been paid all amounts to which I am entitled as a result of my employment with the Company, including but not limited to all wages, salary, bonuses and pay for accrued, unused vacation or leave.

3. I acknowledge that the Company gave me forty-five (45) days to review this document and encouraged me to consult an attorney before signing it. The decision as to whether to seek a lawyer’s advice has been mine. I am entering into this Separation Agreement and General Release freely and voluntarily, without any coercion or duress.

4. I understand that I have seven (7) days from the date I sign below to revoke this Agreement. I further understand that the Agreement will not become effective or enforceable until the seven (7) days have passed. I agree that if I wish to revoke the Agreement, I will do so in writing with my signature and the date of revocation. I understand that the revocation must be delivered to the Company c/o Mary Patterson at the following address: 11451 Katy Freeway, Suite 500, Houston, TX 77079, no later than seven (7) days after the date signed below.

5. I recognize that this Agreement is confidential, and I agree not to discuss the Agreement or its terms with anyone other than my counsel, immediate family members, or my tax advisor. I acknowledge that my agreement to this confidentiality provision is a material reason for the Company’s decision to make this offer and provide the severance benefits described above.

6. I agree that I will not make any statement, either verbally or in writing, which defames, disparages or causes damage or injury to the Black Elk Parties. I further agree that I will not take any action to interfere with the Company’s business operations, business relationships, or employees.

7. I recognize that, by virtue of having held the position I held with the Company, I have had access to and have learned confidential and proprietary information and trade secrets pertaining to the Company, its operations, officers, directors and employees. I agree that I will not disclose any of the Company’s trade secrets or confidential or proprietary information to any person or entity without express permission from the Company. I acknowledge that the documents and information covered by this confidentiality provision include, but are not limited to: intellectual property, trade secrets, proprietary software and information systems, geological and geophysical data, formulas, financial records, pricing information, research and development, processes, marketing strategies, and such other documents and information as the Company has kept confidential. If I have any question as to whether certain documents or information are covered by this confidentiality provision, I agree to treat such documents or information as confidential unless advised otherwise in writing by the Company.

8. If required by law to provide sworn testimony regarding the Company, I agree to provide the Company reasonable notice of the deposition, hearing, trial, or arbitration at which such testimony is to be provided.

9. I understand that by signing this Agreement, I am not waiving or releasing any rights or claims that arise after I sign this Agreement, or any claim to vested benefits under an employee benefit plan of any Black Elk Party that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). I also understand that nothing in this Agreement prevents me from filing a claim that is not legally waivable (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or from participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, I understand and agree that I am waiving all rights to recover any monetary or personal relief as a result of any such EEOC or comparable state or local agency or proceeding or subsequent legal actions.

10. I acknowledge that if I disclose this Agreement in breach of paragraph 5 above, disclose confidential information without written authority from the Company in violation of paragraph 7 above, make defamatory or disparaging statements in violation of paragraph 6 above, or otherwise breach this Agreement, the Company may bring an action to enjoin the breach and recover such damages as are deemed appropriate by the court.

11. I have carefully read and fully understand all of the provisions of this document, and I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this document. I acknowledge that this Agreement supersedes all prior oral or written communications and agreements between the parties concerning the subject matters covered by this Agreement.

12. I acknowledge that the Black Elk Parties do not admit any liability of any type whatsoever to me.

13. I acknowledge that my employment with the Company terminated effective March 1, 2013; that I will not be reinstated to my employment with the Company; and that I am not eligible to be rehired by the Company.

14. I acknowledge that I have turned over or will immediately turn over to the Company all of its records and property, including but not limited to keys, credit cards, security and access codes, manuals, documents, computers, and phones.

15. I understand that each provision of this Agreement constitutes a separate and distinct covenant, and that any declaration by a court that a provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of the remainder of the Agreement.

16. I understand that my employment with the Company has been terminated in a reduction in force affecting other employees besides myself; that all of the Company’s employees were considered for termination and the offer of severance benefits; and that the termination decisions were based on performance record and the elimination of unnecessary or redundant positions. I understand that all of the affected employees have been offered severance benefits in connection with their termination, and that the only applicable time limit on the offer of severance benefits is the 45-day limit mentioned above. I have been advised of the information in Exhibit C concerning the employees selected and not selected for termination and severance benefits.

17. I agree that this Agreement shall be governed by the laws of the State of Texas and any applicable federal law.

/s/ Douglas W. Fehr
Douglas W. Fehr

Date:	April 1, 2013

EXHIBIT A TO SEPARATION AGREEMENT AND GENERAL RELEASE

Written Consent of the Board of Management

of

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

Pursuant to the provisions of Section 6.201 et al of the Texas Business Organizations Code (the “TBOC”) and Section 7.5 of the Second Amended and Restated Limited Liability Company Operating Agreement of Black Elk Energy Offshore Operations, LLC dated July 13, 2009, the undersigned persons, being a majority of the duly-authorized managers of Black Elk Energy Offshore Operations, LLC (the “Company”), sign this instrument, or counterpart thereof, to evidence their consent to the resolutions set forth below, with the same force and effect as if such resolutions were adopted by the required vote at a duly-called meeting of the Board of Management (the “Board”).

WHEREAS, during his employment with the Company, Douglas W. Fehr (“Fehr”) was awarded an 8.312 percent Employee Interest (as defined in the Amended and Restated Company Agreement of Black Elk Employee Incentive, LLC dated August 20, 2010 (the “BEEI Company Agreement”)) in Black Elk Employee Incentive, LLC (the “BEEI Interest”) pursuant to the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan (the “Incentive Plan”), the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan Grant (the “Plan Grant”), and the Employee Incentive Award Grant Agreement executed by Fehr, BEEOO, and Black Elk Employee Incentive, LLC (the “Grant Agreement,” and collectively with the Incentive Plan and the Plan Grant, the “Incentive Agreements”);

WHEREAS, the rights and obligations associated with the BEEI Interest are governed by the terms of the Incentive Agreements and the BEEI Company Agreement;

WHEREAS, Fehr’s employment with the Company has terminated;

WHEREAS, Fehr has executed and not revoked the Separation Agreement and General Release entered into by Fehr, the Company, and Black Elk Employee Incentive, LLC;

WHEREAS, the Board has carefully considered the facts and circumstances surrounding Fehr’s employment with the Company; and

WHEREAS, pursuant to Section 3 of the Grant Agreement, in its discretion and after due consideration, the Board has determined that though he is no longer an employee of the Company, Fehr should retain the BEEI Interest.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 3 of the Grant Agreement and subject to the terms of the Incentive Agreements, the BEEI Company Agreement, and the Separation Agreement and General Release, Fehr retain the BEEI Interest and any future rights and interests to which he may be entitled as the holder of the BEEI Interest.

[signatures follow]

IN WITNESS WHEREOF, the undersigned managers expressly evidence their consent as of the date of execution. These resolutions may be executed in one or more counterparts. Each counterpart shall be an original. All the counterparts together shall constitute but one and the same instrument, binding upon all of the managers, notwithstanding that all of the managers may not have executed the same counterpart.

Executed this 1 day of March, 2013.

/s/ John Hoffman

Printed Name:	John Hoffman

Title: Manager

/s/ Daniel Small

Printed Name:	Daniel Small

Title: Manager

Printed Name:

Title: Manager

EXHIBIT B TO SEPARATION AGREEMENT AND GENERAL RELEASE

Written Consent of the Managers

of

BLACK ELK EMPLOYEE INCENTIVE, LLC

Pursuant to the provisions of Section 6.201 et al of the Texas Business Organizations Code (the “TBOC”) and Section 8.5 of the Amended and Restated Company Agreement of Black Elk Employee Incentive, LLC dated August 20, 2010 (the “BEEI Company Agreement”), the undersigned persons, being the duly-authorized managers of Black Elk Employee Incentive, LLC (the “Managers”), sign this instrument, or counterpart thereof, to evidence their consent to the resolutions set forth below, with the same force and effect as if such resolutions were adopted by the required vote at a duly-called meeting of the Managers.

WHEREAS, during his employment with Black Elk Energy Offshore Operations, LLC (“BEEOO”), Douglas W. Fehr (“Fehr”) was awarded an 8.312 percent Employee Interest (as defined in the BEEI Company Agreement) in Black Elk Employee Incentive, LLC (the “BEEI Interest”) pursuant to the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan, the Black Elk Energy Offshore Operations, LLC 2010 Employee Incentive Plan Grant, and the Employee Incentive Award Grant Agreement executed by Fehr, BEEOO, and Black Elk Employee Incentive, LLC (collectively, the “Grant Agreements”);

WHEREAS, the rights and obligations associated with the BEEI Interest are governed by the terms of the Grant Agreements and the BEEI Company Agreement;

WHEREAS, Fehr’s employment with BEEOO has terminated;

WHEREAS, Fehr has executed and not revoked the Separation Agreement and General Release executed by Fehr, BEEOO, and Black Elk Employee Incentive, LLC;

WHEREAS, the Managers have carefully considered the facts and circumstances surrounding Fehr’s employment with BEEOO; and

WHEREAS, pursuant to Section 5.3 of the BEEI Company Agreement, in their sole discretion and after due consideration, the Managers have determined that though he is no longer an employee of BEEOO, Fehr should retain the BEEI Interest.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 5.3 of the BEEI Company Agreement and subject to the terms of the Grant Agreements, the BEEI Company Agreement, and the Separation Agreement and General Release, Fehr retain the BEEI Interest and any future rights and interests to which he may be entitled as the holder of the BEEI Interest.

[signatures follow]

IN WITNESS WHEREOF, the undersigned Managers expressly evidence their consent as of the date of execution. These resolutions may be executed in one or more counterparts. Each counterpart shall be an original. All the counterparts together shall constitute but one and the same instrument, binding upon all of the Managers, notwithstanding that all of the Managers may not have executed the same counterpart.

Executed this 1st day of April, 2013.

/s/ John Hoffman

Printed Name:	John Hoffman
Title: Manager

EXHIBIT C TO SEPARATION AGREEMENT AND GENERAL RELEASE

JOB TITLE	NUMBER OF EMPLOYEES SELECTED	AGES	NUMBER OF EMPLOYEES NOT SELECTED	AGES OF THOSE NOT SELECTED
Executive VP Facilities	1	58	0
Vice President Production	1	55	0
Sr. Drilling Engineer	1	64	1	55
Asset Manager	1	38	3	59, 47, 37
Integrity Engineer	1	30	1	28
Engineering Tech	1	47	4	62, 46, 27, 26
Financial Planning / P & A	1	27	0
Security Administrator	1	36	0
Accounting Associate	1	41	4	28, 34, 27, 43